LICENCE AGREEMENT (this “Agreement”), entered in Montreal, Quebec, Canada, as of September 11, 2008.

BETWEEN:
OCEANUTRASCIENCES Inc, a corporation duly incorporated in Canada, having its head office at 72, rue du Port, Matane, Quebec G4W 3M6, represented for the purpose hereof by André Rancourt, duly authorized as he so declares;

 (hereinafter called "ONS")

AND:
BIO-SOLUTIONS CORP, a corporation duly incorporated under the laws of Nevada, .having its head office at 14517 Joseph-Marc-Vermette, Mirabel, Québec, Canada J7J 1X2 represented for the purpose hereof by Roger Corriveau, duly authorized as he so declares;

 (hereinafter called “BIO”)

WHEREAS ONS has rights in certain technology known as Nutra-Pro 80-20;

WHEREAS ONS is interested in granting license rights to market and sell the ONS Product (as defined below) and to use the Trademarks (as defined below) in the Territory (as defined hereinafter);

WHEREAS ONS owns or has access to the equipment, facilities and has the required skills to manufacture or have manufactured the ONS Product in accordance with applicable standards;

WHEREAS BIO desires to acquire license and Trademark rights to the ONS Product in the Territory, upon the terms and conditions herein set forth in this Agreement;

WHEREAS BIO wishes to retain the services of ONS to supply it with the ONS Product upon the terms and conditions set forth this Agreement;

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS CONTAINED HEREIN AND INTENDING TO BE LEGALLY BOUND, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. DEFINITIONS (Defined Terms).  Each time the following terms are used in this agreement and as far as the context does not clearly give them another meaning, they shall have the following meaning:

1.1. “Affiliates” shall mean any legal entity (such as a corporation, partnership, or limited liability company) that controls is controlled by, or under common control with, BIO or ONS, as applicable.  For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

1.2. "Agreement" shall mean this License Agreement.

1.3. “ONS Marketing Resources” means all currently existing and future marketing materials, research reports, advertisements, educational materials, art work, designs or other materials related to ONS Product that are developed by or for ONS, and used by ONS or its predecessor to promote or market ONS Product in the Territory, and all currently existing and future Published Studies (as defined below).  BIO is free to use the ONS Marketing Resources at its entire discretion, provided however that it acknowledges that ONS makes no representations or warranties with respect to the accuracy of the information, the regulatory compliance or the validity of the claims found in the ONS Marketing Resources that were prepared by or for ONS.

1.4. "ONS Product" means Nutra-Pro 80-20, in its pure form,

1.5. "Effective Date" means the date of this Agreement as set forth above.

1.6. “Finished Package” 5 kilos seal pack

1.7. “Nutra-pro 80-20” See Schedule A

1.8. “Materials” means any packaging, labels and/or advertisement relating to the ONS Product, any claim relating to the functions and characteristics of the ONS Product, or the dose and dosage in respect of the ONS Product used in the Territory, as well as any future changes related to any of the aforementioned, including Promotional Items and Product Packaging, but not including ONS Marketing Resources.

1.9. “Patents” means all currently existing and future US, Canadian and international patents, patent applications, and any future patents and patent applications relating to Nutra-Pro 80-20, or the ONS Product, including any other patents and other intellectual property protection resulting from reissues, reexaminations, extension, modifications or divisions of such patents, as well as any rights granted pursuant to patents pending.

1.10. “Product Packaging” means the packaging and labels designed by BIO for the ONS Product in the Territory that incorporate the Trademarks for the applicable ONS Product required or permitted by this Agreement.

1.11. “Promotional Items" means any type of promotional material or object used to entice the use and sale of the ONS Product in the Territory, but excludes ONS Marketing Resources.

1.12. “Published Studies” means published research materials; reports and clinical studies related to non-prescription cholesterol management applications of any ONS Product.

1.13. "Purchase Order" means the form on which BIO shall order the ONS Product as described in Section 3 below.

1.14. "Territory" North America, animal feed.

1.15. "Trademarks" means ONS currently existing and future US, Canadian and international trademarks, logos and trade names, including, but not limited to “Nutra Pro 80-20” and their representations in the form of designs, that are related to the ONS Product, as they may be modified from time to time as well as all applications and registrations related thereto, including, but not limited to, those identified on Schedule B to this Agreement which is hereby incorporated herein by this reference.

1.16. The “Animal Feed” means sales and marketing to the following vet, hand users, feed company all market for animal feed.

2. LICENCE RIGHTS

2.1. ONS hereby grants to BIO, and BIO hereby accepts, the right to licence the ONS Product during the Term, including co-packaging, marketing, selling and distributing, in the Territory, subject to the terms and conditions set forth below and otherwise set forth in this Agreement.

        (a) This licence right shall be exclusive with respect to the Territory

        (b) BIO shall at all time uses its best efforts in order to actively promote the sales of the ONS Product pursuant to this Agreement and develop the market for the ONS Product in the Territory.

2.2. BIO hereby acknowledges that any claims made in the packaging and/or advertisement relating to the ONS Product which is created or used by BIO, any claim relating to the functions and characteristics of the ONS Product made in the Materials used in the Territory, as well as any future changes related to any of the aforementioned, shall be the sole responsibility of BIO, except for the use of Published Studies or the use of claims made or information provided in the Published Studies.  All such Materials used in the Territory shall be subject to the prior written approval of ONS, with the sole objective being to ensure that they adequately protect ONS trademarks and copyrights, with such approval not being unreasonably withheld...   ONS shall not require BIO to make any changes to the Materials that do not affect ONS trademarks, copyrights, or ONS trademark policies that have been applied worldwide in a consistent manner to all distributors of the ONS Product.   BIO shall submit to ONS all proposed Materials at least thirty (30) days prior to publicly releasing any such Materials.  Except as otherwise provided herein, upon termination or expiration of this Agreement, each of BIO and ONS agrees not to use or advertise any trademarks, logos or other property rights of the other party.

2.3. ONS hereby grants BIO the right to use the Trademarks in connection with the promotion, marketing and sale of ONS Product in the Territory and the right to use the applicable Trademarks in relation with the Promotional Items and Product Packaging, ONS Marketing Resources, and the Materials in the Territory, the whole without any consideration other than as provided herein.  ONS hereby grants BIO the right to use the Trademarks in the Territory that relate to the ONS Product in relation with the Promotional Items and the Materials in the Territory, the whole without any consideration other than as provided herein.  Notwithstanding the foregoing, the rights granted under this Section 2.3 are subject to revocation or modification if the license granted under Section 2.1 above is revoked or modified as provided in Sections 2.1(a), 2.1(b), or 2.1(c).

2.4. ONS shall make available to BIO, and BIO may use, all ONS Marketing Resources.  In addition, subject to the limitations set forth above, BIO may design, create and use any Promotional Items and Product Packaging in connection with the marketing and sale of the ONS Product; provided, however, any such Promotional Items and Product Packaging shall be subject to the approval of ONS, with the sole objective being to ensure that they adequately protect ONS trademarks and copyrights, which approval shall not be unreasonably withheld.

2.5. BIO may not grant any licence rights related to the ONS Product to third parties without the prior written approval of ONS, such approval being at ONS sole discretion; provided, however, that BIO may, with the approval of ONS, grant all or any of the licence rights granted to BIO under this Agreement to any of BIO’s Affiliates and to the third parties that are listed on Schedule C to this Agreement, such ONS approval shall not unreasonably be withheld.

2.6. Any license rights granted by BIO shall include provisions that require the licensee to be subject to the terms and conditions of this Agreement, including, but not limited to Sections 2.2 and 9.3 of this Agreement.  Any licence agreement granted by BIO shall include a provision pursuant to which, upon termination of this Agreement for any reason whatsoever, the licence agreement will be either terminated or assumed by ONS, at ONS sole discretion.  No distributor shall be granted a term greater than the term of this Agreement.  Should this Agreement be terminated, BIO’s ability to grant further licence rights shall immediately terminate.  BIO shall be solely liable for any and all such distributors.

2.7. As consideration for the license granted hereunder, BIO agrees that it will pay ONS the following amounts:

after the execution and delivery of this Agreement by both BIO and ONS, a payment of  One hundred Fifty Thousand Canadian dollars (CDN$150,000.00).

50,000.00$ on the 31 July 2008
50,000.00$ on the 31 October 2008
50,000.00$ on the 31 December 2008

3. SUPPLY

3.1. ONS hereby undertakes and agrees to manufacture or have manufactured all ONS Product required by BIO, in accordance with the orders received from BIO, such orders being in the form of a Purchase Order (a “Purchase Order”) having terms and conditions to be established in good faith, to the satisfaction of the parties, acting reasonably, the whole in accordance with the Specifications for the ONS Product which are annexed hereto as Schedule “A”, which shall be subject to modification as described in Section 3.2 below (the “Specifications”).  Schedule A hereto sets forth the Specifications for Nutra-Pro 80-20 and shall be modified from time to time, to add Specifications related to any other ONS Products that may be sold by BIO under this Agreement, or any modification made pursuant to Section 3.2 below.  Each Purchase Order shall be for at least one hundred kilograms (100 Kg) of the ONS Product.  After the first anniversary of this Agreement, ONS, may, at its sole option, supply the ONS Product only in bulk powder and ONS will have no further obligation to supply finished product to BIO.  ONS may reject any Purchase Order that does not meet the requirements established by this Agreement; provided, however, that ONS shall have been deemed to accept each Purchase Order, unless it provides BIO with a written objection to such Purchase Order within ten (10) days of receipt of such Purchase Order, and sets forth with reasonable particularity the grounds for the rejection of such Purchase Order.

3.2. ONS may, at any time, modify the Specifications of the ONS Product in a reasonable manner, provided that such modification does not substantially alter the nature of the ONS Product, subject to ninety days (90) prior written notice of same being given to BIO, such notice to be accompanied by an explanation of such modification with any applicable regulatory documents from the country of manufacture.  Any such modification shall apply only with respect to orders received after the expiration of such ninety (90) day prior notice period.

3.3. The ONS Product shall conform to all applicable United States laws, rulings, rules, standards and regulations relating to the manufacturing and storing of the ONS Product.

3.4. ONS shall ship the quantities of the ONS Product specified by BIO in any Purchase Order within sixty (60) days from the date of the approval of any Purchase Order, in the form of powder in sealed bags, as specified in the BIO Purchase Order, subject to the provisions of Section 3.1 above.  The delivery lead-time shall be revisited at such time as ONS’s manufacturing facility is operational.   The Finished Boxes shall be included in a retail shipper box that includes 10 Finished sealed bags. ONS shall have manufactured and use the Product Packaging designs and specifications provided by BIO to package and label the ONS Products.  Unless prohibited by applicable law, BIO may identify itself (using its trade names or trademarks) on Product Packaging and Promotional Items, as the manufacturer of the ONS Product.  Where required by law, ONS shall be identified on Product Packaging and Promotional Items as the manufacturer of the ONS Product..

3.5. All orders shall be shipped F.O.B. ONS facility to the address or addresses indicated by BIO in the Purchase Order.

3.6. Prior to the signing of this Agreement, BIO shall provide ONS with a forecast of the quantities required for the Territory for the remainder of 2008, including the projected delivery date and quantity of bulk ONS Product required.  BIO shall use its best efforts to provide accurate forecasts, and shall update such forecasts each subsequent quarter for the duration of the Agreement.  ONS will have the right to refuse any Purchase Order that exceeds by 51% or more the most recent forecast provided by BIO to ONS; unless BIO has provided ONS with an updated forecast not less than thirty (30) days prior to the date of such Purchase Order.

3.7. The ONS Product sold to BIO pursuant to the terms hereof will be set at a price of CDN$126.00 per kilogram of bulk powder 5 kilos seal bag, pre-tax and FOB the ONS facility.  ONS may increase this price at any time upon one hundred and twenty (120) days prior written notice to BIO, provided that such written notice is accompanied by a reasonable explanation of the justification for the price increase.  Any such price increase shall apply only with respect to Purchase Orders given after the expiration of such 120-day notice period.  Notwithstanding the foregoing, the parties agree that the initial price set forth above will be guaranteed for the first year of this Agreement.

3.8. The terms of payment will be net 30 days from the date of invoicing, such date of invoicing being the same as the shipment date of the ONS Product.

3.9. Title to the ONS Product sold and risk of loss of such ONS Product passes to BIO upon delivery of such ONS Product to the carrier at ONS facility.

3.10. BIO shall be obligated to order from ONS, for the Territory, the following minimum quantities of the ONS Product for the periods indicate below:

Period	Total Annual Amount of ONS Product Purchased by BIO
First year (starting at the Effective Date)	1,250 Kg
Second year	----------- Kg*
Third year	-----------Kg*

* ONS and BIO agree for 6 months open starting at the effective date, to establish needs for year 2 and 3.

Should BIO fail to order the minimum quantity specified during any period, ONS may, but shall not be required to, by giving BIO written notice within thirty (30) days after the end of the applicable period to either, (i) change the licence rights and the right to the Trademarks granted to BIO, or (ii) terminate this Agreement.  Notwithstanding the foregoing, BIO shall have thirty (30) days from receipt of such written notice, to cure any such failure, by ordering such amount of additional ONS Product as required to make up the deficiency, in which case this Agreement shall continue as if such deficiency had not occurred.

3.11. If this Agreement is renewed for one or more additional terms as provided in Section 7.2 below, prior to the commencement of each additional renewal term, the parties shall negotiate in good faith, a reasonable increase in the minimum quantities required for each one-year period during each renewal term.

4. CONTRACTUAL WARRANTY; LIMITATION OF LIABILITY

4.1. ONS warrants to BIO that all ONS Products sold to BIO will materially conform to the Specifications established from time to time for the ONS Products, in accordance with sub-section 3.1.  ONS warrants to BIO that all ONS Products sold to BIO will comply with all applicable laws as set forth in Section 3.3 of this Agreement.  ONS will replace in a commercially reasonable period at no cost to BIO, any ONS Product suffering from a material non-compliance with these aforementioned Specifications subject to the limitations contained in Section 4.2.

4.2. The present product warranty does not cover defects resulting from use that is non-compliant with the instructions of ONS, improper use (including use that does not conform to the dosage recommended and approved by ONS), improper storage or handling after the ONS Product has been shipped from the ONS facility, or any modification or transformation of the ONS Product after the ONS Product has been shipped from the ONS facility.

4.3. The product warranty contained in Section 4.1 is granted on an exclusive basis and replaces any other product warranty that may have been provided, whether verbally or in writing, implied or expressed.

4.4. NO EXPRESS AND NO IMPLIED WARRANTIES WHETHER OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE, OR OTHERWISE OTHER THAN THOSE EXPRESSLY SET FORTH ABOVE WHICH ARE MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, SHALL APPLY TO THE ONS PRODUCTS SOLD TO AND BY BIO, AND NO WAIVER, ALTERATION, OR MODIFICATION OF THE FOREGOING CONDITIONS SHALL BE VALID UNLESS MADE IN WRITING AND SIGNED BY AN EXECUTIVE OFFICER OF ONS.

4.5. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST INCOME OR LOST REVENUE.  EXCEPT FOR THE INDEMNITY PROVISION CONTAINED IN ARTICLE 9, AS OTHERWISE EXPRESSLY PROVIDED FOR ELSEWHERE IN THIS AGREEMENT OR AS MAY BE PROHIBITED BY APPLICABLE LAW, EXCEPT WITH RESPECT TO THE INDEMNIFICATION PROVISIONS PROVIDED FOR HEREIN, EACH PARTY'S AGGREGATE CUMULATIVE LIABILITY HEREUNDER FOR ALL DIRECT DAMAGES ARISING UNDER OR RELATING TO THIS AGREEMENT NOTWITHSTANDING THE FORM (e.g., CONTRACT, TORT, OR OTHERWISE) IN WHICH ANY ACTION IS BROUGHT, SHALL BE LIMITED TO THE AMOUNT RECEIVED BY ONS FROM BIO WITH RESPECT TO THE ONS PRODUCT PROVIDED HEREUNDER DURING THE THREE (3) MONTH PERIOD IMMEDIATELY PRECEDING SUCH CLAIM.

4.6. Except in the case of gross negligence by ONS, in no case shall ONS be liable to BIO or any other person for damages, notably loss of profit, loss of savings or fortuitous or consequential damages resulting from the marketing of the ONS Products in the Territory.

4.7. Except in the case of gross negligence by BIO, in no case shall BIO be liable to ONS or any other person for damages, notably loss of profit, loss of savings or fortuitous or consequential damages resulting from the manufacturing of bulk powder ONS Product in the Territory.

5. REPRESENTATIONS AND WARRANTIES OF ONS

ONS represents and warrants the following to BIO:

5.1. ONS is, and at all relevant times shall be, the sole and exclusive owner or has the exclusive rights to the entire unencumbered right, title and interest in and to the Patents and the Trademarks (collectively, the “Intellectual Property Rights”), free and clear of any liens, charges, encumbrances, and has all of the rights and power necessary, and the exclusive rights, to enter into this Agreement and grant the licenses and other rights granted hereunder, and to fulfill all of its obligations hereunder, and ONS has all the necessary power to enter into this Agreement, grant the licenses and other rights provided in this Agreement, and to fulfill all of its obligations under this Agreement, and is not subject to any restriction that would prevent ONS from doing any of the foregoing.

5.2. The exercise by BIO, BIO Affiliates and their authorized licensee of the rights granted herein shall not contravene the patents, trademarks, industrial designs, copyrights or other rights belonging to third parties.

5.3. To the actual knowledge of ONS, the exercise by BIO, BIO Affiliates and their authorized licensee of the rights granted herein will not contravene any laws, regulations or government directives in the Territory.

5.4. There are no pending or threatened actions, suits, proceedings, assessments, investigations or claims pending before any court or by any federal, provincial, municipal or other governmental department, commission, board, bureau or agency related to the Intellectual Property Rights or the ONS Product, or that could adversely effect the consummation of the transactions contemplated by this Agreement, have a material adverse effect on BIO or the rights granted to BIO under this Agreement, and to the best of ONS knowledge, there is no event or act based on which such actions, suits, proceedings, assessments, investigations or claims may be initiated.

5.5. ONS is not a party to any contract or agreement or subject to any charter or other corporate restriction that could unfavourably affect the free and complete exercise by BIO of the rights granted to it hereunder.

5.6. Neither ONS or any other person or entity with rights to the ONS Product or the Intellectual Property Rights will grant any right to any third party that is or would be inconsistent BIO with the rights granted to BIO under this Agreement;

5.7. The Intellectual Property Rights are valid and enforceable.

5.8. All safety risks, adverse events and other serious side effects associated with the ONS Product of which ONS is aware have been disclosed to BIO, and should ONS become aware of any future adverse events or serious side effects any where in the world, it will notify BIO in writing within seventy two (72) hours.  .

5.9. ONS acknowledges that each of the representations and warranties given herein are essential considerations for BIO. Accordingly, subject to Section 4 above, ONS undertakes to indemnify BIO, BIO Affiliates and their clients as well as their respective officers, directors, shareholders, agents, employees and representatives, in respect of any damage, loss or defect to the extent resulting from the inaccuracy or falseness of any or all of the representations and warranties contained herein and any legal suit, procedure, claim, demand, contribution or judgment, any fees and legal expenses resulting from the preceding.

5.10. To the best of ONS knowledge, Nutra-Pro 80-20 is safe for its intended use.

6. REPRESENTATIONS AND WARRANTIES OF BIO

BIO represents and warrants the following to ONS:

6.1. BIO has all the necessary powers to conclude this Agreement.

6.2. To the actual knowledge of BIO, the importation, packaging, and/or marketing by BIO of the ONS Product in the Territory shall not contravene the patents, trademarks, industrial designs, copyrights or other rights belonging to third parties.

6.3. To the actual knowledge of BIO, the importation of the ONS Products to the Territory by BIO shall not contravene any laws, regulations or government directives in the Territory or of the United States of America.  BIO specifically assumes all liability and responsibility BIO for determining and complying with all governmental exportation and importation issues.

6.4. BIO’s importation, packaging, storage, transportation, labelling, marketing and all other activities related to the ONS Product in the Territory shall conform in all respects to present and future laws, rulings, rules, standards and regulations related applicable to ONS Product by the applicable authorities. BIO shall provide ONS with any evidence that ONS may reasonably request in this respect.

6.5. BIO will only produce bulk of ONS Product. Furthermore, BIO will market Nutra-Pro 80-20 as a product with a daily-recommended dose of …. Grams.  Any modification to the amount of ONS Product in the feed mixed, or the frequency of daily administration of Nutra-Pro 80-20 will require the prior written authorization of ONS, which will be free to withhold such authorization at its sole discretion.

6.6. BIO acknowledges that each of the representations and warranties given herein are essential considerations for ONS. Accordingly, BIO undertakes to indemnify ONS, ONS Affiliates, and their clients as well as their respective officers, directors, shareholders, employees, agents and representatives in respect of any damage, loss or defect to the extent resulting from the inaccuracy or falseness of any or all of the representations and warranties contained herein and any legal suit, procedure, claim, demand, contribution or judgment, fees and any legal expenses resulting from the preceding.

6.7. In the event that BIO becomes aware of safety risks, adverse events and other serious side effects associated with the ONS Product in the Territory, BIO will inform ONS in writing within seventy two (72) hours.

7. TERM

7.1. This Agreement is made for an initial term of three (3) years commencing on the Effective Date (the “Initial Term”).

7.2  This Agreement will be automatically renewed for successive periods of three (3) years at the end of the initial term and each renewal term, as applicable, provided, however, the parties shall negotiate in good faith and agree upon the applicable terms and conditions (including the minimum quantities to be ordered by BIO during any renewal period), to the mutual satisfaction of both parties, under condition that BIO has fulfilled its obligations stipulated in this Agreement, including section 3.11 above.  If BIO decides not to renew the contract at the end of any term, it shall provide ONS with 90 days notice.

8. TRADEMARKS AND INTELLECTUAL PROPERTY INFRINGEMENT

8.1. Trademarks

(a) BIO shall, in order to protect and preserve ONS rights to the Trademarks in the Territory, on all Product Packaging and on each Promotional Item, and on any other Materials, display the Trademarks for the applicable ONS Product.  For greater clarity, no ONS Product, nor any Product Packaging, Promotional Item or other Material may be marketed without clearly displaying the Trademarks for the applicable ONS Product in accordance with the present sub-section.  Unless prohibited by applicable law, BIO may identify itself (using its trade names or trademarks) on Product Packaging, Promotional Items and on other Materials, as the manufacturer of the ONS Product.

(b) Every representation (whether on Product Packaging, Promotional Items or Materials) of the Trademarks that BIO intends to use must, prior to any use, be submitted to ONS for written approval, which approval shall not be unreasonably withheld provided however, that ONS shall be deemed to have approved each Trademark, unless it shall provide BIO with a written objection detailing the reasons for such objection, within thirty (30) days after BIO submission of such Trademark to ONS for consideration.

(c) ONS is the sole and exclusive owner of all Trademarks, trade names, technical information or other intellectual property rights stemming from the Materials and BIO agrees, to the extent required under Section 8.2, to secure, protect and maintain the Trademarks, trade names and intellectual property of ONS in the Territory, and to assist ONS in securing the Trademarks, trade names and intellectual property.  BIO further agrees to assign to ONS any Trademarks, intellectual property rights or other related rights that may accrue to BIO with respect to the ONS Product under the laws of any part of the Territory or elsewhere.

8.2. Infringement

(a) Each of the parties shall promptly notify the other party upon learning of any actual or threatened infringement or violation of any of the Trademarks or Patents, as soon as such party becomes aware of such actual or threatened infringement.  The parties hereto undertake to consult each other in order to determine the appropriate measures to be taken under the circumstances.

(b) ONS shall institute a legal suit against any infringement or serious infringement threat regarding the Trademarks or Patents in the Territory it deems appropriate.

(c) In the event ONS, in consultation with BIO, decides to institute a legal suit, pursuant to Section 8.2(b), such action will be controlled by ONS on its own and BIO behalf.   To this end, and if necessary in order to institute the legal suit, BIO will give ONS an appropriate power of attorney.  Any recovery obtained following such action, after the reimbursement of the costs and expenses of such suit will be shared equally between ONS and BIO. BIO undertakes to provide all reasonable assistance that may be required by ONS.

(d) In the event that ONS refuses or neglects, without justification, to institute an infringement claim when requested by BIO, the latter may, but shall not be obligated to, institute such infringement claim at its own cost. ONS undertakes to supply, free of charge, any reasonable assistance that may be required by BIO.

9. INDEMNITY AND LIABILITY RELATING TO THE ONS PRODUCTS

9.1. Each party undertakes to advise the other within seventy two (72) hours following receipt of any information likely to have a substantial negative impact, of any notice or complaint relating to the ONS Product, including those regarding the consumption and use of such products, their innocuousness, the right to market them and any Intellectual Property infringement, originating in any territory whatsoever.

9.2. Subject to the provisions Section 4.5 and 9.4 of this Agreement and except as otherwise prohibited by applicable law, ONS undertakes to indemnify BIO, BIO Affiliates, and their Approved Sub licensees as well as their respective officers, directors, shareholders, employees, agents, representatives, successors and assigns (each an “BIO Indemnified Person”) and to hold them harmless from and against all losses, claims, damages, actions, suits, proceedings, demands, deficiencies, assessments, adjustments, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses of investigation) and all amounts paid in settlement of any of the foregoing, that any BIO Indemnified Person may pay, incur or suffer, to the extent resulting from, arising out of, or in relation to (1) the material inaccuracy or breach of any representation, warranty or covenant made by ONS under this Agreement; or (2) directly caused by defects or failures in the manufacturing of the ONS Product, to the extent manufactured by, or manufactured at the direction of, ONS, except to the extent caused by the gross negligence or wilful misconduct of such BIO Indemnified Person, BIO or any BIO Affiliate.

9.3. Subject to the provisions of Section 4.5 (except as otherwise prohibited by applicable law), BIO undertakes to indemnify ONS, ONS Affiliates, and their respective officers, directors, shareholders, employees, agents, representatives, successors and assigns (each a “ONS Indemnified Person”) and to hold them harmless from and against all losses, claims, damages, actions, suits, proceedings, demands, deficiencies, assessments, adjustments, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses of investigation) and all amounts paid in settlement of any of the foregoing, that the ONS Indemnified Person may pay, incur or suffer, to the extent resulting from, arising out of, or in relation to (1) the material inaccuracy or breach of any representation, warranty or covenant made by BIO under this Agreement; or (2) BIO packaging, storage, transportation, promotion, sale or other licence of the ONS Product, except to the extent caused by the gross negligence or wilful misconduct of such Indemnified Person, ONS or any ONS Affiliate.

9.4. Except as specifically provided in Section 4.1 of this Agreement, and except for the representations and warranties included in this Agreement , ONS shall not assume any obligation and does not make any representation or warranty of any nature whatsoever regarding the ONS Product, the Promotional Items or any other Material and, without limitation of the following, ONS does not make any representation or warranty of any nature whatsoever regarding the usefulness, the quality or the marketability of the ONS Product or the effects which may result from their consumption or use.  ONS will be in no way responsible BIO for the warranties, representations, undertakings or any other obligation given or assumed by BIO towards any party whatsoever regarding the manufacturing, promotion, licence, consumption, use or sale of any ONS Product and Promotional Item or any other activity relating thereto.

9.5. Each Party hereby agrees to maintain at all times a sufficient insurance in order to indemnify the other party, its clients and the other Indemnified Persons (minimum CDN $5,000,000 per event) pursuant to this Agreement and to provide proof thereof to the other party upon request (maximum once per year).

10. TERMINATION

10.1. In addition to what is provided in Section 7 of this Agreement, either party may terminate this Agreement upon the occurrence of one of the following events:

(a) If the other party becomes bankrupt, makes a voluntary assignment of its assets to a receiver, is declared bankrupt or insolvent or makes a voluntary assignment of its assets for the benefit of its creditors;

(b) If BIO or any of its Affiliates or its licensees proceeds with any operation, manipulation, modification or other similar act of the ONS Product in order to modify the composition or attempts to manufacture a similar product to the ONS Product and BIO becomes aware of the same and fails to stop such activity within sixty (60) days; or

(c) The breach by the other party or of BIO Affiliates or its licensees of any obligation or undertaking contained herein provided that such breach is not corrected within sixty (60) days following receipt of a written notice to this effect.

10.2. In the event of early termination of this Agreement, BIO shall immediately:

(a) Cease to use the Trademarks in the Territory, except in connection with exercising its rights under Section 10.2(c) below;

(b) Cease to market and promote the ONS Product, except in connection with exercising its rights under Section 10.2(c) below;

(c) Diligently proceed with the sale of its inventories of ONS Product in its possession in the Territory within no more than ninety (90) days following termination of this Agreement;

(d) Upon the expiration of the ninety (90) day period following the termination of this Agreement, destroy any ONS Product still in its possession; and

(e) Pay to ONS any amount due pursuant to this Agreement.

11. ASSIGNMENT

BIO may not assign its rights pursuant to this Agreement to any related party or any third party without the prior written consent of ONS, which may be given or not, at ONS’s sole discretion.

12. ARBITRATION

12.1. Any dispute arising between the parties hereto arising under this Agreement shall be resolved by arbitration in Montreal, Quebec (or such other location as otherwise mutually agreed) in accordance with the Quebec Civil Code, and the award of the arbitrator(s) shall be final and binding upon the parties.  The arbitration award may be entered as a final judgment in any court of competent jurisdiction.

12.2. All arbitration proceedings shall be before a board of three (3) arbitrators, for each of which each party shall select one (1) arbitrator and the selected arbitrators shall select the third arbitrator.
12.3. The costs of the arbitrators shall be divided equally between the parties, and each party shall be solely responsible for its own costs in connection with the arbitration..

12.4. The parties hereto agree that the laws of the province of Quebec, without regard to conflict of law provisions, will govern as additional provisions in any arbitration that may be held pursuant to the provisions of the present section.

13. NOTICE

13.1. Notice.   Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person or by commercial overnight courier, or by facsimile transmission, or mailed by certified mail, postage prepaid, return receipt requested, as follows:

All communications to ONS should be directed to:

Oceanutrasciences .inc.
Attn: André Rancourt
72, Rue du Port
Matane, Quebec, G4W 3M6
Fax: (418) 562-4744

All communications to BIO should be directed to:

BIO  Solutions Corp
Attn: Roger Corriveau
14517, Joseph-Marc-Vermette
Mirabel Québec, J7J 1X2
Fax: (450) 779 3588

Any such notice or other communication shall be deemed received and effective upon the earlier of (a) if personally delivered, the date of delivery to the address of the person to receive such notice; (b) if delivered by commercial overnight carrier, one day following the receipt of such communication by such carrier from the sender, as shown on the sender’s delivery invoice from such carrier; and (c) if given by telex or telecopy, when sent.  Any reference herein to the date of receipt, delivery, or giving, as the case may be, of any notice or other communication shall refer to the date such communication becomes effective under the terms of this section.  Notice of change of address or facsimile number shall be given by written notice in the manner detailed in this section.  Rejection or other refusal to accept or the inability to deliver because of changed address or facsimile number of which no notice was given shall be deemed to constitute receipt of the notice or other communication sent.

14. CONFIDENTIALITY.

14.1. In connection with this Agreement, it is acknowledged that each party may disclose its confidential and proprietary information to the other party.  Any such information that is (i) first disclosed in writing, (ii) if first disclosed orally is later transmitted in written form, and is labeled as “Confidential”, or (iii) should be understood to be confidential by a reasonably prudent person, is referred to herein as “Confidential Information.”

14.2. Each party hereto shall maintain the Confidential Information of the other party in confidence, and shall not disclose or otherwise communicate such Confidential Information to others, or use it for any purpose except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants or agents.

14.3. The provisions of Section 15.2 of this Agreement shall not apply to any Confidential Information disclosed hereunder which:

(a) Either was or will be lawfully disclosed to the recipient by an independent third party rightfully in possession of the Confidential Information; or

(b) Either has been or will be published or generally known to the public in through no fault or omission by any of the parties; or

(c) Was independently known to the recipient prior to receipt from the disclosing party and is not otherwise subject to confidentiality obligations, or independently developed by the recipient thereafter, as demonstrably documented in written records of the recipient; or

(d) Is required to be disclosed by any of the parties to comply with court orders or applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that such party takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure and shall give prompt notice to the disclosing party..

15. GENERAL PROVISIONS

15.1. Force majeure.  Any failure or omission by a party to timely perform any obligation under this Agreement shall not be deemed a breach of this Agreement; to the extent such failure or omission directly results from a force majeure.  Force majeure is any cause which is not within the reasonable control of the parties hereto, that they could not reasonably have planned for and against which they have not protected themselves. Force majeure includes notably, without limitation, fortuitous act, third party strike, partial or complete interruption of work, lock-out, fire, rebellion, interventions by military or civil authorities, compliance with regulations or rules of any governmental authority, and act of war (declared or not).

15.2. Illegality of a provision.  The eventual illegality or nullity of a section, sub-section or paragraph does not affect the legality or validity of the other sections, sub-sections or paragraphs neither the rest of the sections, unless evident contrary intention in the text.

15.3. Modification of the Agreement.  This Agreement may be modified in whole or in part by common agreement between the parties and solely in writing.

15.4. Titles.  The titles are used for order reasons and as accessories and do not affect the significance or the reach of the sections it refers to.

15.5. Non-waiver.  Except for the provisions of this Agreement where the exercise of a right is accompanied with a specific delay, the silence of a party, its negligence or its lateness to exercise a right or recourse which is given to it or opened pursuant to this Agreement must never be interpreted against such party as a waiver of its rights and recourses.

15.6. Cumulative and non-alternative.  All rights mentioned hereto are cumulative and not alternative. The waiver of the exercise of a right must not be interpreted as a waiver of any other right.

15.7. Governing Law.  This Agreement shall be governed by the laws of the Province of Quebec, without regard to conflicts of law principles.

15.8. Entire Agreement.  This Agreement expresses the entire agreement between the parties hereto and no document, agreement or other form of engagement entered prior to the date of signature of this Agreement shall be considered BIO to amend or affect in any way the provisions of this Agreement.  This Agreement specifically supersedes and replaces the ONS Agreement, which upon the Effective Date shall no longer be in effect.

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT AT THE PLACE AND ON THE DATE FIRST ABOVE MENTIONED.

                                            OCEANUTRASCIENCES, INC.

                                             ____________________________
                                             André Rancourt
                                             Directeur Général

                                             BIO Solutions Corp .

                                             _____________________________
                                             Roger Corriveau
                                             Président

SCHEDULE A

SCHEDULE B

TRADEMARKS

SCHEDULE C

APPROVED DISTRIBUTORS